Exhibit 99.1
BellRing Brands Reports Results for the Fourth Quarter and Fiscal Year 2019
St. Louis - November 21, 2019 - BellRing Brands, Inc. (NYSE:BRBR) (“BellRing”), a holding company operating in the global convenient nutrition category, today reported results for the fourth quarter and fiscal year ended September 30, 2019.
Highlights:

•	Fourth quarter net sales of $214.5 million; operating profit of $36.0 million; net earnings of $26.7 million and Adjusted EBITDA of $46.3 million

•	Fiscal year net sales of $854.4 million; operating profit of $162.5 million; net earnings of $123.1 million and Adjusted EBITDA of $198.1 million

•	Completed the initial public offering of BellRing Class A common stock on October 21, 2019

•	Fiscal year 2020 net sales expected to range between $1.0-$1.05 billion; Adjusted EBITDA (non-GAAP) expected to range between $192-$202 million
Fourth Quarter Operating Results
Net sales were $214.5 million, a decrease of 2.5%, or $5.4 million, compared to the prior year period, with volumes declining 4.3%. As expected, Premier Protein net sales declined 2%, with volumes declining 4%, primarily driven by the early delivery of ready-to-drink (“RTD”) shakes to a large customer in the third quarter of 2019 to support promotional activity, resulting in a net sales headwind of approximately $15 million in the fourth quarter of 2019. Strong eCommerce sales and new distribution gains for RTD shakes offset a portion of the net sales headwind. Despite uneven shipment patterns in the second half of 2019, consumption remains strong as dollar consumption of Premier Protein RTD shakes increased 16% in the 13 week period ended September 28, 2019 as compared to the same period in 2018 (per Nielsen Total US xAOC including Convenience).
Dymatize net sales increased 5%, with volumes up 5%, driven by growth in international, eCommerce and specialty, partially offset by higher levels of trade promotion. PowerBar net sales declined 17%, with volumes declining 22%, primarily driven by product discontinuations in North America, in line with BellRing’s strategy to optimize the North American PowerBar portfolio focusing on its most successful product offerings.
Net sales in the fourth quarter of 2019 were impacted by the reclassification of certain payments to customers of $3.5 million from selling expenses to net sales in connection with a recently adopted accounting standard. Excluding this impact, net sales decreased 0.9%, or $1.9 million.
Gross profit was $76.7 million, or 35.8% of net sales, an increase of 4.1%, or $3.0 million, compared to the prior year period gross profit of $73.7 million, or 33.5% of net sales.
Selling, general and administrative (“SG&A”) expenses were $35.1 million, or 16.4% of net sales, an increase of $4.1 million compared to the prior year period SG&A expenses of $31.0 million, or 14.1% of net sales. SG&A expenses for fourth quarter of 2019 included $2.7 million of separation costs to effect BellRing’s separation from Post and to support BellRing’s transition into a separate stand-alone entity, which were treated as an adjustment for non-GAAP measures. SG&A expenses included expense allocations from Post Holdings, Inc. (“Post”) of general and administrative costs of $4.3 million (of which $2.4 million were separation costs) and $1.3 million in the fourth quarter of 2019 and 2018, respectively.
Operating profit was $36.0 million, a decrease of 2.7%, or $1.0 million, compared to the prior year period operating profit of $37.0 million.
Income tax expense was $9.3 million in the fourth quarter of 2019, an effective income tax rate of 25.8%, compared to an expense of $10.6 million in the fourth quarter of 2018, an effective income tax rate of 28.6%.
Net earnings were $26.7 million, an increase of 1.1%, or $0.3 million, compared to the prior year period net earnings of $26.4 million. Adjusted net earnings were $28.7 million in the fourth quarter of 2019; no non-GAAP adjustments were made to net earnings in the fourth quarter of 2018.

Adjusted EBITDA was $46.3 million, an increase of 5.2%, or $2.3 million, compared to the prior year period Adjusted EBITDA of $44.0 million.
Fiscal Year 2019 Operating Results
Net sales were $854.4 million, an increase of 3.3%, or $26.9 million, compared to the prior year, with volumes increasing 2.7%. Premier Protein net sales increased 7%, with volumes up 5%. Dymatize net sales increased 4%, with volumes up 3%. PowerBar net sales declined 26%, with volumes declining 29%. Net sales in fiscal year 2019 were impacted by the reclassification of certain payments to customers of $8.8 million from selling expenses to net sales in connection with a recently adopted accounting standard. Excluding this impact, net sales increased 4.3%, or $35.7 million.
Gross profit was $311.8 million, or 36.5% of net sales, an increase of 12.3%, or $34.1 million, compared to the prior year gross profit of $277.7 million, or 33.6% of net sales.
SG&A expenses were $127.1 million, or 14.9% of net sales, a decrease of $8.0 million compared to the prior year SG&A expenses of $135.1 million, or 16.3% of net sales. SG&A expenses for fiscal year 2019 included $6.7 million of separation costs to effect BellRing’s separation from Post and to support BellRing’s transition into a separate stand-alone entity, which were treated as an adjustment for non-GAAP measures. SG&A expenses for fiscal year 2018 included a provision of $9.0 million for a legal settlement, which was treated as an adjustment for non-GAAP measures. SG&A expenses included expense allocations from Post of general and administrative costs of $12.6 million (of which $6.3 million were separation costs) and $4.6 million in fiscal year 2019 and 2018, respectively.
Operating profit was $162.5 million, an increase of 35.6%, or $42.7 million, compared to the prior year operating profit of $119.8 million.
Income tax expense was $39.4 million in fiscal year 2019, an effective income tax rate of 24.2%, compared to an expense of $23.7 million in fiscal year 2018, an effective income tax rate of 19.8%. In fiscal year 2018, BellRing recorded a $9.4 million one-time net income tax benefit in connection with the U.S. Tax Cuts and Jobs Act.
Net earnings were $123.1 million, an increase of 28.1%, or $27.0 million, compared to the prior year net earnings of $96.1 million. Adjusted net earnings were $128.2 million compared to the prior year Adjusted net earnings of $93.3 million.
Adjusted EBITDA was $198.1 million, an increase of 26.6%, or $41.6 million, compared to the prior year Adjusted EBITDA of $156.5 million.
Initial Public Offering
On October 21, 2019, BellRing closed its initial public offering (the “IPO”) of 39.4 million shares of Class A common stock at a price of $14.00 per share, raising approximately $552 million in gross equity capital. BellRing received net proceeds from the IPO of approximately $524.4 million, after deducting underwriting discounts and commissions. In conjunction with the close of the IPO, BellRing also borrowed $800.0 million in total principal value under a new credit agreement, the net proceeds of which were approximately $776.4 million. Upon completion of the IPO and certain transactions completed in connection with the IPO, BellRing became the holding company for BellRing Brands, LLC (which became the holding company for Post’s historical active nutrition segment (“Active Nutrition”)), and Post holds approximately 71% of the economic ownership of BellRing Brands, LLC. BellRing’s Class A common stock began trading on October 17, 2019 on the New York Stock Exchange under the symbol “BRBR”.
Basis of Presentation
BellRing’s historical combined financial statements have been prepared on a stand-alone basis and are derived from the consolidated financial statements and accounting records of Post. The combined financial statements reflect the historical results of operations, financial position and cash flows of Active Nutrition and the allocation of certain Post corporate expenses relating to Active Nutrition based on the historical financial statements and accounting records of Post. In the opinion of management, the assumptions underlying the Active Nutrition historical combined financial statements, including the basis on which the expenses have been allocated from Post, are reasonable. However, the allocations may not reflect the expenses that BellRing may have incurred as a separate company for the periods presented.
The historical financial results in this release differ from the results of the Active Nutrition segment for the same periods reported by Post. Reconciliations between the operating profit and Adjusted EBITDA as reported by BellRing in this release to the Active Nutrition segment profit and segment Adjusted EBITDA as reported by Post in Post’s fourth quarter 2019 earnings release are included later in this release.

Outlook
BellRing management expects fiscal year 2020 net sales to range between $1.0-$1.05 billion, Adjusted EBITDA to range between $192-$202 million and capital expenditures of approximately $4 million.
BellRing provides Adjusted EBITDA guidance only on a non-GAAP basis and does not provide a reconciliation of its forward-looking Adjusted EBITDA non-GAAP guidance measure to the most directly comparable GAAP measure due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for separation costs, provision for legal settlement and other charges reflected in BellRing’s reconciliation of historical numbers, the amounts of which, based on historical experience, could be significant. For additional information regarding BellRing’s non-GAAP measures, see the related explanations presented under “Use of Non-GAAP Measures.”
Use of Non-GAAP Measures
BellRing uses certain non-GAAP measures in this release to supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP measures include Adjusted net earnings and Adjusted EBITDA. The reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is provided later in this release under “Explanation and Reconciliation of Non-GAAP Measures.”
Management uses certain of these non-GAAP measures, including Adjusted EBITDA, as key metrics in the evaluation of underlying company performance, in making financial, operating and planning decisions and, in part, in the determination of cash bonuses for its executive officers and employees. Additionally, BellRing is required to comply with certain covenants and limitations that are based on variations of EBITDA in BellRing’s financing documents. Management believes the use of these non-GAAP measures provides increased transparency and assists investors in understanding the underlying operating performance of BellRing and in the analysis of ongoing operating trends. Non-GAAP measures are not prepared in accordance with GAAP, as they exclude certain items as described later in this release. These non-GAAP measures may not be comparable to similarly titled measures of other companies. For additional information regarding BellRing’s non-GAAP measures, see the related explanations provided under “Explanation and Reconciliation of Non-GAAP Measures” later in this release.
BellRing Conference Call to Discuss Earnings Results and Outlook
BellRing will host a conference call on Friday, November 22, 2019 at 10:30 a.m. EST to discuss financial results for the fourth quarter and fiscal year 2019 and fiscal year 2020 outlook and to respond to questions. Darcy Horn Davenport, President and Chief Executive Officer, and Paul A. Rode, Chief Financial Officer, will participate in the call.
Interested parties may join the conference call by dialing (833) 954-1568 in the United States and (409) 216-6583 from outside of the United States. The conference identification number is 4878954. Interested parties are invited to listen to the webcast of the conference call, which can be accessed by visiting the Investor Relations section of BellRing’s website at www.bellring.com.
A replay of the conference call will be available through Friday, December 6, 2019 by dialing (855) 859-2056 in the United States and (404) 537-3406 from outside of the United States and using the conference identification number 4878954. A webcast replay also will be available for a limited period on BellRing’s website in the Investor Relations section.
Prospective Financial Information
Prospective financial information is necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the prospective financial information described above will not materialize or will vary significantly from actual results. For further discussion of some of the factors that may cause actual results to vary materially from the information provided above, see “Forward-Looking Statements” below. Accordingly, the prospective financial information provided above is only an estimate of what BellRing’s management believes is realizable as of the date of this release. It also should be recognized that the reliability of any forecasted financial data diminishes the farther in the future that the data is forecast. In light of the foregoing, the information should be viewed in context and undue reliance should not be placed upon it.
Forward-Looking Statements
Certain matters discussed in this release and on BellRing’s conference call are forward-looking statements, including BellRing’s net sales, Adjusted EBITDA and capital expenditures outlook for fiscal year 2020. These forward-looking statements are sometimes identified from the use of forward-looking words such as “believe,” “should,” “could,” “potential,” “continue,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “aim,” “intend,” “plan,” “forecast,” “target,” “is likely,” “will,” “can,” “may,” “would” or the negative of these terms or similar expressions, and include all statements regarding future performance, earnings projections, events or developments. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. These risks and uncertainties include, but are not limited to, the following:

•	BellRing’s dependence on sales from its RTD protein shakes;

•
BellRing’s dependence on a limited number of third party contract manufacturers and suppliers for the manufacturing of most of its products, including one manufacturer for the substantial majority of its RTD protein shakes;

•	BellRing’s operation in a category with strong competition;

•
BellRing’s reliance on a limited number of third party suppliers to provide certain ingredients and packaging, and higher freight costs, significant volatility in the costs or availability of certain raw materials, commodities or packaging used to manufacture its products and higher energy costs;

•	disruptions in BellRing’s supply chain, changes in weather conditions and other events beyond its control;

•	consolidation in BellRing’s distribution channels;

•	BellRing’s ability to anticipate and respond to changes in consumer and customer preferences and trends and to introduce new products;

•	BellRing’s ability to maintain favorable perceptions of its brands;

•	BellRing’s ability to expand existing market penetration and enter into new markets;

•	allegations that BellRing’s products cause injury or illness, product recalls and withdrawals and product liability claims and other litigation;

•
legal and regulatory factors, such as compliance with existing laws and regulations and changes to and new laws and regulations affecting BellRing’s business, including current and future laws and regulations regarding food safety and advertising;

•
BellRing’s high leverage, BellRing’s ability to obtain additional financing (including both secured and unsecured debt) and BellRing’s ability to service its outstanding debt (including covenants that restrict the operation of its business);

•	BellRing’s ability to manage its growth and to identify, complete and integrate any acquisitions or other strategic transactions;

•	fluctuations in BellRing’s business due to changes in its promotional activities and seasonality;

•	risks associated with BellRing’s international business;

•
risks related to BellRing’s ongoing relationship with Post, including Post’s control over BellRing and ability to control the direction of BellRing’s business, conflicts of interest or disputes that may arise between Post and BellRing and BellRing’s obligations under various agreements with Post, including under the tax receivable agreement;

•	the loss of, a significant reduction of purchases by or the bankruptcy of a major customer;

•	the ultimate impact litigation or other regulatory matters may have on BellRing;

•	the accuracy of BellRing’s market data and attributes and related information;

•	BellRing’s ability to attract and retain key employees;

•	economic downturns that limit customer and consumer demand for BellRing’s products;

•	disruptions in the United States and global capital and credit markets, changes in interest rates and fluctuations in foreign currency exchange rates;

•	BellRing’s ability to protect its intellectual property and other assets;

•	costs, business disruptions and reputational damage associated with information technology failures, cybersecurity incidents and/or information security breaches;

•
risks associated with BellRing’s public company status, including BellRing’s ability to operate as a separate public company following the IPO and the additional expenses BellRing will incur to create the corporate infrastructure to operate as a public company;

•	changes in estimates in critical accounting judgments;

•	impairment in the carrying value of goodwill or other intangibles;

•	significant differences in BellRing’s actual operating results from any guidance BellRing may give regarding its performance;

•	BellRing’s ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002; and

•	other risks and uncertainties described in BellRing’s filings with the SEC.
These forward-looking statements represent BellRing’s judgment as of the date of this release. BellRing disclaims, however, any intent or obligation to update these forward-looking statements.
About BellRing Brands, Inc.
BellRing Brands, Inc. is a rapidly growing leader in the global convenient nutrition category. Its primary brands, Premier Protein®, Dymatize® and PowerBar®, appeal to a broad range of consumers across all major product forms, including ready-to-drink protein shakes, powders and nutrition bars, and are distributed across a diverse network of channels including club, food, drug, mass, eCommerce, specialty and convenience. BellRing’s commitment to consumers is to strive to make highly effective products that deliver best-in-class nutritionals and superior taste. For more information, visit www.bellring.com.

Contact:
Investor Relations
Jennifer Meyer
jennifer.meyer@bellringbrands.com
(314) 644-7665
Media Relations
Lisa Hanly
lisa.hanly@bellringbrands.com
(314) 665-3180

COMBINED STATEMENTS OF OPERATIONS (Unaudited)
(in millions)

	Three Months Ended September 30,		Year Ended September 30,
	2019	2018	2019	2018
Net Sales	$214.5	$219.9	$854.4	$827.5
Cost of goods sold	137.8	146.2	542.6	549.8
Gross Profit	76.7	73.7	311.8	277.7
Selling, general and administrative expenses	35.1	31.0	127.1	135.1
Amortization of intangible assets	5.6	5.7	22.2	22.8
Operating Profit	36.0	37.0	162.5	119.8
Income tax expense	9.3	10.6	39.4	23.7
Net Earnings	$26.7	$26.4	$123.1	$96.1

RECONCILIATION OF OPERATING PROFIT, AS REPORTED BY BELLRING,
TO ACTIVE NUTRITION SEGMENT PROFIT, AS REPORTED BY POST (Unaudited)
(in millions)

	Three Months Ended September 30,		Year Ended September 30,
	2019	2018	2019	2018
Operating profit, as reported by BellRing	$36.0	$37.0	$162.5	$119.8
Allocated costs (1)	4.3	1.3	12.6	4.6
Active Nutrition segment profit, as reported by Post	$40.3	$38.3	$175.1	$124.4

(1) Allocated costs are general and administrative costs that are attributable to Active Nutrition and have been allocated by Post to BellRing. BellRing includes these costs in its SG&A expenses and Operating Profit measures in its Combined Statement of Operations. Post classifies these costs as unallocated corporate expenses, which are reported by Post in general corporate expenses and other.

COMBINED BALANCE SHEETS (Unaudited)
(in millions)

	September 30, 2019	September 30, 2018
ASSETS
Current Assets
Cash and cash equivalents	$5.5	$10.9
Receivables, net	68.4	87.2
Inventories	138.2	61.6
Prepaid expenses and other current assets	7.4	4.0
Total Current Assets	219.5	163.7

Property, net	11.7	11.9
Goodwill	65.9	65.9
Other intangible assets, net	296.5	318.7
Other assets	0.9	0.2
Total Assets	$594.5	$560.4

LIABILITIES AND PARENT COMPANY EQUITY
Current Liabilities
Accounts payable	$61.7	$58.7
Other current liabilities	31.0	35.6
Total Current Liabilities	92.7	94.3

Deferred income taxes	14.1	13.6
Other liabilities	1.3	0.8
Total Liabilities	108.1	108.7

Parent Company Equity
Net parent investment	489.0	453.1
Accumulated other comprehensive loss	(2.6)	(1.4)
Total Parent Company Equity	486.4	451.7
Total Liabilities and Parent Company Equity	$594.5	$560.4

SELECTED CONDENSED COMBINED CASH FLOW INFORMATION (Unaudited)
(in millions)

	Year Ended September 30,
	2019	2018
Cash provided by (used in):
Operating activities	$98.3	$141.2
Investing activities	(3.2)	(5.0)
Financing activities	(100.2)	(133.0)
Effect of exchange rate changes on cash and cash equivalents	(0.3)	(0.1)
Net (decrease) increase in cash and cash equivalents	$(5.4)	$3.1

SUPPLEMENTAL BRAND INFORMATION (Unaudited)
The below table presents net sales and volume percentage changes for BellRing’s primary brands for each quarter of fiscal 2019 as compared to the corresponding prior year quarter.

	Three Months Ended
	December 31, 2018	March 31, 2019	June 30, 2019	September 30, 2019
Premier Protein
Net Sales	2%	9%	18%	(2%)
Volume	4%	4%	12%	(4%)

Dymatize
Net Sales	11%	10%	(10%)	5%
Volume	5%	7%	(5%)	5%

PowerBar
Net Sales	(34%)	(26%)	(24%)	(17%)
Volume	(40%)	(20%)	(31%)	(22%)

EXPLANATION AND RECONCILIATION OF NON-GAAP MEASURES
BellRing uses certain non-GAAP measures in this release to supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP measures include Adjusted net earnings and Adjusted EBITDA. The reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is provided in the tables following this section. Non-GAAP measures are not prepared in accordance with GAAP, as they exclude certain items as described below. These non-GAAP measures may not be comparable to similarly titled measures of other companies.
Adjusted net earnings
BellRing believes Adjusted net earnings is useful to investors in evaluating BellRing’s operating performance because it excludes items that affect the comparability of BellRing’s financial results and could potentially distort an understanding of the trends in business performance.
Adjusted net earnings is adjusted for the following items:

a.
Separation costs: BellRing has excluded certain expenses incurred to effect its separation from Post and to support its transition into a separate stand-alone entity as the amount and frequency of such adjustments are not consistent. Additionally, BellRing believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of BellRing’s current operating performance or comparisons of BellRing’s operating performance to other periods.

b.
Provision for legal settlement: BellRing has excluded losses recorded to recognize the anticipated or actual resolution of certain litigation as BellRing believes such losses do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of BellRing’s current operating performance or comparisons of BellRing’s operating performance to other periods.

c.
Income tax: BellRing has included the income tax impact of the non-GAAP adjustments using a rate described in the footnote of the reconciliation table, as BellRing believes that its GAAP effective income tax rate as reported is not representative of the income tax expense impact of the adjustments.

d.
U.S. tax reform net benefit: BellRing has excluded the impact of the one-time net income tax benefit recorded in the first fiscal quarter of 2018 which reflected (i) the benefit related to an estimate of the re-measurement of BellRing’s existing deferred tax assets and liabilities considering both BellRing’s fiscal year 2018 blended U.S. federal corporate income tax rate of 24.5% and a 21% rate for subsequent fiscal years and (ii) the expense related to an estimate of a transition tax on unrepatriated foreign earnings. BellRing believes that the net benefit as reported is not representative of BellRing’s current income tax position and exclusion of the benefit allows for more meaningful comparisons of performance to other periods.

Adjusted EBITDA
BellRing believes that Adjusted EBITDA is useful to investors in evaluating BellRing’s operating performance and liquidity because (i) BellRing believes it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a measure of corporate performance exclusive of BellRing’s capital structure and the method by which the assets were acquired and (iii) it is a financial indicator of a company’s ability to service its debt, as BellRing is required to comply with certain covenants and limitations that are based on variations of EBITDA in BellRing’s financing documents. Management uses Adjusted EBITDA to provide forward-looking guidance to forecast future results.
Adjusted EBITDA reflects adjustments for income tax expense, depreciation and amortization and the following adjustments discussed above: separation costs and provision for legal settlement. Additionally, Adjusted EBITDA reflects adjustments for the following item:

e.
Non-cash stock-based compensation: BellRing’s compensation strategy prior to the IPO included the use of Post stock-based compensation to attract and retain executives and employees by aligning their long-term compensation interests with Post’s shareholders’ investment interests. BellRing has excluded non-cash stock-based compensation as non-cash stock-based compensation can vary significantly based on reasons such as the timing, size and nature of the awards granted and subjective assumptions which are unrelated to operational decisions and performance in any particular period and do not contribute to meaningful comparisons of BellRing’s operating performance to other periods.

RECONCILIATION OF NET EARNINGS TO ADJUSTED NET EARNINGS (Unaudited)
(in millions)

	Three Months Ended September 30,		Year Ended September 30,
	2019	2018	2019	2018
Net Earnings	$26.7	$26.4	$123.1	$96.1

Adjustments:
Separation costs	2.7	—	6.7	—
Provision for legal settlement	—	—	—	9.0
Total Net Adjustments	2.7	—	6.7	9.0
Income tax effect on adjustments (1)	(0.7)	—	(1.6)	(2.4)
U.S. tax reform net benefit	—	—	—	(9.4)
Adjusted Net Earnings	$28.7	$26.4	$128.2	$93.3

(1) For the three months and year ended September 30, 2019, income tax effect on adjustments was calculated using a rate of 24.2%, the sum of BellRing’s fiscal year 2019 U.S. federal corporate income tax rate plus BellRing’s blended state income tax rate net of federal deductions. For the three months and year ended September 30, 2018, income tax effect on adjustments was calculated using a rate of 27.2%, the sum of BellRing’s fiscal year 2018 blended U.S. federal corporate income tax rate plus BellRing’s blended state income tax rate.

RECONCILIATION OF NET EARNINGS TO ADJUSTED EBITDA (Unaudited)
(in millions)

	Three Months Ended September 30,		Year Ended September 30,
	2019	2018	2019	2018
Net Earnings	$26.7	$26.4	$123.1	$96.1
Income tax expense	9.3	10.6	39.4	23.7
Depreciation and amortization	6.3	6.5	25.3	25.9
Non-cash stock-based compensation	1.3	0.5	3.6	1.8
Separation costs	2.7	—	6.7	—
Provision for legal settlement	—	—	—	9.0
Adjusted EBITDA	$46.3	$44.0	$198.1	$156.5
Adjusted EBITDA as a percentage of Net Sales	21.6%	20.0%	23.2%	18.9%

RECONCILIATION OF ADJUSTED EBITDA, AS REPORTED BY BELLRING,
TO ACTIVE NUTRITION SEGMENT ADJUSTED EBITDA, AS REPORTED BY POST (Unaudited)
(in millions)

	Three Months Ended September 30,		Year Ended September 30,
	2019	2018	2019	2018
Adjusted EBITDA, as reported by BellRing	$46.3	$44.0	$198.1	$156.5
Allocated costs, net of Non-GAAP adjustments (1)	0.6	0.8	2.7	2.8
Active Nutrition segment Adjusted EBITDA, as reported by Post	$46.9	$44.8	$200.8	$159.3

(1) Allocated costs are general and administrative costs that are attributable to Active Nutrition and have been allocated by Post to BellRing. BellRing includes these costs in its SG&A expenses and Operating Profit measures in its Combined Statement of Operations. Post classifies these costs as unallocated corporate expenses, which are reported by Post in general corporate expenses and other. In the above presentation, these costs are shown on a net basis, as they exclude certain items which have been treated as adjustments for the calculation of Adjusted EBITDA as described earlier in this release under “Explanation and Reconciliation of Non-GAAP Measures.”